Amended Designation of Two Existing Series
                        of Shares of Beneficial Interest,
                         Par Value $0.0001 Per Share, of
                                   PIMCO Funds
          (formerly Pacific Investment Management Institutional Trust)



     RESOLVED, that pursuant to Section 5.12(e) of the Declaration of Trust of PIMCO Funds (formerly the Pacific Investment Management Institutional Trust) (the "Trust") dated February 19, 1987, as amended ("Declaration"), the Series of Shares of the Trust designated as the "Income and Capital Preservation Fund," by instrument dated August 27, 1991, is hereby redesignated the "PIMCO Money Market Fund," without in any way changing the rights or privileges of the Fund or its Shareholders.

     FURTHER RESOLVED, that pursuant to Section 5.12(e) of the Declaration, the Series of Shares of the Trust designated as the "Income and Capital Preservation Fund II," by instrument dated August 27, 1991, is hereby redesignated the "PIMCO Total Return Fund II," without in any way changing the rights or privileges of the Fund or its Shareholders.

     IN WITNESS WHEREOF, the undersigned, being at least a majority of the Trustees of the Trust, have executed this instrument the 22nd day of August, 1995.

                                        ------------------------------
                                        Brent R. Harris


                                        ------------------------------
                                        Guilford C. Babcock


                                        ------------------------------
                                        Vern O. Curtis


                                        ------------------------------
                                        Thomas P. Kemp


                                        ------------------------------
                                        William J. Popejoy